EXECUTIVE COMPENSATION AGREEMENT

March 10, 2004

AGREEMENT, commenced on the 7th day of July, 2003, by and between Asia Broadband Inc., a Nevada corporation with principal executive offices at 10 Glen Lake Parkway, Suite 130, Atlanta, GA 30328 ("ASAB") and Alexa Holdings, Limited ("AHL") is to serve as the formal Agreement for AHL to provide ASAB with the services of Graham Brant ("GB") registered at St. Peter Port, Guernsey. Designation of AHL and GB are used interchangeably here in the Agreement.

Section 1:

This Agreement between ASAB and AHL herein have the following terms and conditions:

1. AHL agrees to release Graham Brant to act as Executive Chairman & President, Director of ASAB for a minimum of two (5) years renewable on mutual consent as continued appointment since 1st, January, 2003.

2. Director of Shanghai Broadband Network, a subsidiary of ASAB, as continued appointment since May of 2003.

3. In consideration of receiving compensation, GB hereto agrees to perform the position, duties and office outlined in Attachment A.

4. ASAB is desirous of appointing GB as Executive Chairman, President and Director, and GB is desirous of serving ASAB in such capacity, all upon the terms and subject to the conditions hereinafter provided. In addition, the parties are desirous of replacing the existing agreements for compensation outlines in Attachment B.

5. ASAB hereby undertakes:

i) To ensure GB is protected from any liability resulting form acting on behalf of the Company and the Company will secure Directors and Officers Liability insurance to protect him and the other directors and/or officers;

ii) To reimburse GB and/or AHL for any travel and/or out of pocket expenses incurred on the Company's behalf and duly evidenced. All original expenses and per diem schedule are to be forwarded to the headquarter office for records and reimbursement or reconciliation with pre-payment / cash advances.

Section 2:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

2.1 Term

The assignment of GB by ASAB as provided in Section 1 will be for a five (5) year period ("Term"). AHL agrees to release GB to act as Executive Chairman, President, of ASAB for a minimum of five (5) years renewable on mutual consent commencing on the 7th day of July, 2008.

2.2 Termination

a) This agreement may be terminated by GB by giving twelve (12) months written notice to the Board of Directors.

b) The Board of Directors of ASAB may terminate Graham Brant's contract by giving him twelve (24) months written notice.

2.3 Compensation upon Termination

a) In the event that GB's employment is terminated for cause by ASAB other than as a result of GB's death or disability, ASAB shall continue to pay to GB his base executive compensation fees per Attachment B, Section 1 during the balance of the Term (as if such termination had not occurred), but for not more than (24) twenty four months. In addition, i) Stock options will be vested immediately and GB will be allowed to exercise, ii) 5,000,000 common stock Class A shares will be issued and iii) health benefits will continue for one year.

1) In the event of a majority change in ownership of the Board of Directors, GB will receive 5,000,000 shares of common stock (Reference: Approved Board Resolution July 7, 2003) and board directorship fees for 24 months.

2) These amounts in Section 2.3, b.1 will be considered for a supplemental increase in the future to be determined by the Compensation Committee.

b) In the event of the termination of GB's employment as a result of GB's death or disability or for cause or GB's notice of termination, ASAB shall pay to GB or his estate his base executive compensation fees per Attachment B, Section 1 through the date of his death, disability or termination.

c) This Section sets forth the only obligations of ASAB with respect to the termination of GB's employment with ASAB, and GB acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided herein.

2.4 Covenant Regarding Inventions and Copyrights

GB shall disclose promptly to ASAB any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of ASAB and he assigns all of his interest therein to ASAB or its nominee; whenever requested to do so by ASAB, GB shall execute any and all applications, assignments or other instruments which ASAB shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect ASAB's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by GB during the Term and shall be binding upon GB's assigns, executors, administrators and other legal representatives.

2.5 Protection of Confidential Information

GB acknowledges that he has been and will be provided with information about, and his employment by ASAB will, throughout the Term, bring his into close contact with, many confidential affairs of ASAB and its subsidiaries, including proprietary information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and proprietary and all of which were developed by ASAB the effort and expense.

GB further acknowledges that the services to be performed by his under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of ASAB will be conducted throughout the world (the "Territory"), that its services will be marketed throughout the Territory, that ASAB competes and will compete in nearly all of its business activities with other organizations which are located in nearly any part of the Territory and that the nature of the relationship of GB with ASAB is such that GB is capable of competing with ASAB from nearly any location in the Territory. In recognition of the foregoing, GB covenants and agrees during the Term and for a period of five (5) years thereafter:

a) That he will keep secret all confidential matters of ASAB and not disclose them to anyone outside ASAB, either during or after the Term, except with ASAB's prior written consent;

b) That he will not make use of any of such confidential matters for his own purposes or the benefit of anyone other than ASAB; and

c) That he will deliver promptly to ASAB on termination of this Agreement, or at any time ASAB may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of ASAB, which he may then possess or have under his control.

2.5 Restriction on Competition, Interference and Solicitation.

In recognition of the considerations described in this document and all attachments, Graham Brant covenants and agrees that during the Term and for a period of one (1) year after the termination of his contract hereunder, Graham Brant will not, directly or indirectly,

a) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of ASAB in any part of the Territory in which ASAB is actively engaged in business on the date of termination;

b) engage in any such business for his own account;

c) become interested in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity; or

d) interfere with ASAB's relationship with, or endeavor to employ or entice away from ASAB any person, firm, corporation, governmental entity or other business organization who or which is or was an employee, customer or supplier of, or maintained a business relationship with, ASAB at any time (whether before or after the Term), or which ASAB has solicited or prepared to solicit; provided, however, that the provisions of clause;

i) Shall not be deemed to preclude GB from engagement by a corporation some of the activities of which are competitive with the business of ASAB if GB's engagement does not relate, directly or indirectly, to such competitive business, and

ii) Nothing contained in this Section shall be deemed to prohibit GB from acquiring or holding, solely for the purpose of investment, publicly traded securities of any corporation of which some of the activities of which are competitive with the business of ASAB so long as such securities do not, in the aggregate, constitute more than five percent (5%) of any class or series of outstanding securities of such corporation

2.6 Succession Plan.

GB will assist and cooperate in the development/recruiting and training of a successor to his current position, in order to facilitate for him or her, and ASAB, an orderly transition to his new position. Such a transition will be accomplished as soon as possible with both parties using their best efforts to select a Executive Chairman, President, and Director.

2.7 Successors: Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective personal and legal representatives, executors, administrators, heirs, successors and assigns.

2.8 Surviving Terms.

Those terms specifically containing surviving conditions shall survive the termination of this agreement and shall remain in full force until such time as the conditions therein have been fulfilled. Options granted under prior Employment Agreements and Employee Option Plans will remain in affect as provided for under such agreements.

2.9 Notices.

All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing and shall be given by personal delivery, certified or registered mail, or express delivery service, as follows:

To ASAB:	10 Glen Lake Parkway, Suite 130 Atlanta, Georgia, 30328
To AHL:	St. Peters Port, Guernsey

Or at such other address as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or express delivery service and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery, the day of delivery thereof, except that a change of address shall not be effective until actually received.

2.10 Modifications and Waivers

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of ASAB and is agreed to in writing and signed by GB. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

2.11 Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof, effective July 7, 2003.

2.12 Governing Law

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to the principles of conflicts of law).

2.13 Severability.

Except as otherwise specified herein, the invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

2.14 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 10th day of March, 2004.

The parties hereto accept and agree to the above terms and conditions this 10th day of March, 2004.
Yuguo Zhang, Director	Graham Brant
/s/ Yuguo Zhang_______________________________ On Behalf of Asia Broadband, Inc. Board of Directors	/s/ Graham Brant______________________________ On Behalf of Alexa Holdings, Limited.

_________________________________
Acknowledgement and Witness, Director

ATTACHMENT A

EXECUTIVE OFFICE, POSITION & DUITES

Graham Brant shall serve as Executive Chairman, and President and Director. In consideration of receiving the compensation listed in this document, Graham Brant hereto agrees to perform the following duties:

i) To support the structure and reform of the Board of Directors and to act in typical capacity of a Executive Chairman of the Board, President and Director.

ii) Execution of product sales programs, services and operational structures to support marketing, sales and customer service directives for ASAB's subsidiary.

iii) Assist in the negotiating and development of ASAB's software development to support its subsidiary's interactive educational content platform.

iii) To provide guidance in raising capital financing, investment strategies for ASAB's future development;

iv) To provide such other services and perform such other duties as may from time to time be assigned to him by ASAB's Board of Directors;

v) To serve the Company at all times well and faithfully and use his best efforts to promote the interest of the company.

ATTACHMENT B

COMPENSATION

1. In consideration of such release, ASAB will pay GPBI the sum of US Dollars One Hundred and Twenty Thousand (US$120,000) per annum in equal monthly payments, the first payment commencing July 15, 2003.

2. In return for his services, ASAB undertakes to issue to Graham Brant or his nominee trustee;

Stock options of 1,250,000 ASAB Non Qualified Stock Options for Directors & Consultants, with an exercise price of $0.15 per share, granted on July 31st, 2003 and vested in three equal portions each after a six month period commencing from the granted date.

1,800,000 ASAB Class A Common stock at par value per guidelines set forth within the Subscription Agreement and effective per the board resolution approved on July 7, 2003.